Exhibit 10.2

Execution Version

Lock-Up Agreement

September 11, 2024

Solaris Oilfield Infrastructure, Inc.

9651 Katy Freeway, Suite 300

Houston, TX 77024

Attention: Christopher Powell

Email: christopher.powell@solarisoilfield.com

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Contribution Agreement, dated as of July 9, 2024 (the “Contribution Agreement”), by and among (a) Solaris Oilfield Infrastructure, Inc., a Delaware corporation (“Acquiror Parent”), (b) Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company and a subsidiary of Acquiror Parent (“Acquiror”), (c) (i) John A. Johnson, an individual resident of the State of Florida, and (ii) John Tuma, an individual resident of the State of Texas, and (d) (i) J Turbines, Inc., a Delaware corporation, and (ii) KTR Management Company, LLC, a Texas limited liability company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

In order to induce Acquiror Parent and Acquiror to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror Parent and Acquiror as follows:

1. The Securityholder hereby irrevocably agrees, without the prior written consent of Acquiror Parent, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any shares of Acquiror Parent Class B Common Stock or Acquiror Units issued as Closing Equity Consideration (or any shares of Acquiror Parent Class A Common Stock acquired in exchange therefor), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of Acquiror Parent Class B Common Stock or Acquiror Units issued as Closing Equity Consideration (or any shares of Acquiror Parent Class A Common Stock acquired in exchange therefor), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such shares of Acquiror Parent Class B Common Stock, Acquiror Units (or any shares of Acquiror Parent Class A Common Stock acquired in exchange therefor) or other Equity Interests, other securities, in cash or otherwise or (iii) publicly disclose the intention to do any of the foregoing, in each case until one-hundred eighty (180) days following the Closing Date (the “Lock-Up”).

2. At such time that the Securityholder becomes eligible under Rule 144 as promulgated under the Securities Act, Acquiror Parent agrees, upon reasonable request of the Securityholder or permitted assignee, and subject to the other provisions of this Letter Agreement and the Contribution Agreement and receipt of any information and documentation that Acquiror Parent deems reasonably necessary with respect thereto (including, without limitation, letters of representation from the Securityholder or such assignee(s) and any associated broker(s) or custodian(s)) to use commercially reasonable efforts to take all steps necessary to effect the removal of the Private Placement Legend from Acquiror Units and any shares of Acquiror Parent Class B Common Stock (or any shares of Acquiror Parent Class A Common Stock issued in redemption thereof) issued to the Securityholder or permitted assignee as promptly as practicable following such request by the Securityholder or permitted assignee, and Acquiror Parent shall bear all reasonable and documented out-of-pocket costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Securityholder or its permitted assignee provides to Acquiror Parent any information Acquiror Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws. Acquiror Parent shall cooperate with Securityholder and, if applicable, its permitted assignee to effect the removal of the Private Placement Legend at any time such legend is no longer appropriate.

3. This Letter Agreement, together with the Contribution Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns.

5. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. This Letter Agreement shall terminate upon the later of (i) the expiration of the Lock-Up and (ii) the removal of the Private Placement Legend from Acquiror Units and any shares of Acquiror Parent Class B Common Stock (or any shares of Acquiror Parent Class A Common Stock issued in redemption thereof) issued to the Securityholder or his permitted assignees.

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Very truly yours,

C. ROSS BARTLEY

/s/ C. Ross Bartley
(Signature)

Address:	[***]

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed By:

Solaris Oilfield Infrastructure, Inc.

By:	/s/ Kyle Ramachandran
Name: Kyle Ramachandran
Title: President & Chief Financial Officer

[Signature Page to Lock-Up Agreement]